Exhibit 99.1

Investor Relations Contact:

Lippert / Heilshorn & Associates

Kirsten Chapman

(415) 433-3777

Kirsten@lhai-sf.com

AXESSTEL ANNOUNCES SECOND QUARTER 2006 RESULTS

-Revenue of $22.8 Million More than Doubles First Quarter 2006 Revenue-

-Achieved Record Revenue from Broadband Modem Sales of $5.9 Million-

SAN DIEGO, CA – August 8, 2006 – Axesstel, Inc. (AMEX: AFT) today announced results for the second quarter and six months ended June 30, 2006.

Financial Results

Revenues for the second quarter of 2006 were $22.8 million, compared to revenues of $10.5 million in the first quarter of 2006, reflecting increases in contributions from Latin America and broadband modems. This also compares to revenues of $37.0 million in the year ago quarter, during which one customer accounted for 60 percent of revenues. Gross margins for the second quarter were $2.6 million, or 11 percent of revenue, compared to $269,000, or three percent of revenue, last quarter, and $4.5 million, or 12 percent of revenue, from the year ago quarter. The company reported net loss of $3.6 million, or $0.16 per diluted share, including a $1.3 million impairment charge from the closing of the Korean manufacturing operations and an $830,000 charge for change of control provisions. This compares with a net loss of $3.4 million, or $0.15 per share, in the first quarter 2006, and net income of $300,000, or $0.01 per diluted share, in the second quarter 2005.

“Looking at the second quarter of 2006, we are pleased we more than doubled first quarter revenues, reaching $22.8 million of revenue,” commented Marv Tseu, CEO of Axesstel. “This increase reflects strong performance from new customers and countries, and new product introductions. Latin America, where we have expanded our presence to 23 customers, contributed record revenue of $14.3 million. Also, growing acceptance of our new broadband modems contributed $5.9 million in revenue this quarter, compared to a prior quarterly high of $2.7 million in revenue. Additionally, higher revenues, cost reduction programs and mix shifts toward higher margin data products contributed to our higher gross margin as a percent of

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revenues this quarter to approximately 11 percent. However, due to a one-time impairment charge from the closing of the Korean manufacturing operations and a charge for change of control provisions, total operating expense increased compared to first quarter and negatively impacted operating and net income by $2.1 million.”

For the six months ended June 30, 2006, the company reported revenues of $33.3 million and net loss of $7.0 million, or $0.31 per diluted share. The cash and cash equivalents balance was $5.8 million at June 30, 2006.

“We are continuing to make changes that are designed to improve the business for better financial performance. To best service our customers and drive our revenue growth, we will localize our sales force closer to our customers. We continue to broaden our customer base and product offerings to further diversify our revenue base. During the quarter, we launched a new product line of GSM phones and a new line 3G EV-DO wireless broadband gateways. We achieved customer wins in Bangladesh, Guatemala, India, Venezuela and Vietnam, to name a few. We also expanded sales of our 450 MHz product into Indonesia, the Philippines and Romania,” added Tseu.

“We believe we will be able to continue our revenue growth in the third quarter of 2006. Our current backlog of orders for shipment this quarter is robust, and we can envision revenues that approach $30 million with potentially breakeven performance on operating income. Naturally, operating income profitability is highly dependent on product and customer mix. We also anticipate third quarter sales to reflect favorable seasonality from Latin American customers who traditionally purchase in advance of the holiday season. Looking further ahead, we are tentative about providing additional guidance as we have less visibility on customer demand beyond the third quarter. We do see seasonality effects from Latin America that is bolstering our performance in the third quarter, but we anticipate it will slow as operators work off their inventories during the holiday season. Our fourth quarter performance will be dependent upon our ability to improve product sales in Asia, which may offset the seasonal effects in Latin America,” said Tseu.

Recent Highlights

Significant developments recently and in the second quarter 2006 include:

•	Appointed Marv Tseu chief executive officer and director on May 17th.

AXESSTEL SECOND QUARTER 2006 RESULTS	pg. 2

•	Began shipping the PG210 GSM Dual Band (850/1900 MegaHertz) Fixed Wireless Desktop Phone to Telefonica Moviles Guatemala, the largest wireless service provider in Guatemala.

•	Launched a new line of 3G EV-DO wireless broadband gateways that provide wireless broadband data access, voice calling and fax capabilities in an easy-to-use, integrated desktop networking device. The EV-DO series serves multiple and dual spectrums (450 MHz, 800 MHz, 1900 MHz, 800/1900 MHz).

•	Exhibited the new line of 3G EV-DO gateways at CTIA Wireless in Las Vegas, CDMA450 Workshop in Hanoi, Vietnam and CommunicAsia 2006 in Singapore.

•	Received new purchase orders from Compañía Anonima Nacional Telefonos de Venezuela (Cantv) and began shipping the D800 CDMA2000 1xEV-DO Fixed Wireless Broadband Modems and new L800 Fixed Wireless Desktop Phones based on CDMA2000 1X.

•	Received a purchase order for and began shipping D450C Fixed Wireless Broadband Modems and L450C Fixed Wireless Desktop Phones to OneCommerce, a systems integrator with presence in the Philippines and other Asia Pacific countries.

•	Began shipping P450 Fixed Wireless Desktop Phones to EVN Telecom, the largest CDMA fixed wireless operator in Vietnam.

•	Announced the award of a tender, in partnership with XL Telecom, from Bharat Sanchar Nigam Limited (BSNL), for over 350,000 low cost fixed wireless desktop phones, based on its L800 platform, and began shipping an initial purchase order.

•	Completed closure of the Korea manufacturing facility and reached agreement for the sale of substantially all the assets from the facility.

•	Entered into a two-year $15 million credit facility with Silicon Valley Bank.

Conference Call

Axesstel will host a conference call at 1:30 p.m. PT (4:30 p.m. ET) today to discuss its second quarter results. Participating in the call will be Marv Tseu, chief executive officer; and Patrick Gray, senior vice president finance and corporate controller.

The call is being webcast and can be accessed from the “Investor Relations” section of the company’s website at http://www.axesstel.com. If you do not have Internet access, please dial the following number five to ten minutes prior to the scheduled conference call time: 1-800-795-1259. International callers should dial 00-1-785-832-2041. There is no pass code required for this call.

AXESSTEL SECOND QUARTER 2006 RESULTS	pg. 3

If you are unable to participate in the call at this time, the webcast will be archived on the Axesstel website. In addition, a telephonic replay will be available on Tuesday, August 8 at 7:00 p.m. ET, through Thursday, August 10 at 11:59 p.m. ET. To access the replay, please dial 1-800-839-1192. International callers should dial 00-1-402-220-0402. There is no pass code required for this call.

About Axesstel, Inc.

Axesstel (AMEX:AFT) is a leader in the design, development and sale of fixed wireless voice and broadband data products. Axesstel’s product portfolio includes fixed wireless desktop phones, public call office phones, voice/data terminals, broadband modems and 3G gateways for access to voice calling and high-speed data services. The company delivers innovative fixed wireless solutions to leading telecommunications operators and distributors worldwide. Axesstel is headquartered in San Diego, California, with a research and development center in Seoul, South Korea. For more information on Axesstel, visit www.axesstel.com.

© 2006 Axesstel, Inc. All rights reserved. The Axesstel logo is a trademark of Axesstel, Inc.

Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements relating to revenues, margins and profitability as well as anticipated cost reductions, manufacturing efficiencies, expected product introductions, and potential customers and markets which may affect future results and future viability. Axesstel wishes to caution readers that actual results could differ materially from those suggested by the forward-looking statements due to risks and uncertainties and a number of important factors. Those factors include, but are not limited to, the risk of delays in the adoption of new technologies in developing markets; the lack of continued acceptance or growth of fixed wireless products in target markets; the possibility that networks that can support our broadband products will not be widely deployed; competition for contracts with our large telecommunication carrier customers; the risks of dependence on a limited number of those customers; the requirement for end users to accept our products and technologies; our dependence on limited or sole source suppliers; the possibility of unforeseen manufacturing difficulties; and other risk factors and information contained in Axesstel’s filings with the Securities and Exchange Commission, such as the rapidly changing nature of technology, evolving industry standards, and frequent introductions of new products and enhancements by competitors; the competitive nature of the markets for

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Axesstel’s products; Axesstel’s need to gain market acceptance for its products; Axesstel’s need to attract and retain skilled personnel; potential intellectual property-related litigation, and Axesstel’s dependence on a few significant customer. All forward-looking statements are qualified in their entirety by this cautionary statement, and Axesstel undertakes no obligation to revise or update this press release to reflect events or circumstances occurring after this press release.

Tables to follow

AXESSTEL SECOND QUARTER 2006 RESULTS	pg. 5

AXESSTEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three months ended		For the six months ended
	June 30, 2006	July 1, 2005	June 30, 2006	July 1, 2005
Net revenues	$22,792,911	$36,969,554	$33,303,299	$65,980,009
Cost of goods sold	20,192,207	32,457,773	30,433,771	57,901,365

Gross margin	2,600,704	4,511,781	2,869,528	8,078,644
Operating expenses:
Research and development	1,241,739	1,376,946	2,547,116	2,731,512
Selling, general and administrative	3,944,439	2,969,361	6,668,326	5,794,786
Impairment of assets	1,264,254	0	1,264,254	0

Total operating expenses	6,450,432	4,346,307	10,479,696	8,526,298

Operating income (loss)	(3,849,728)	165,474	(7,610,168)	(447,654)
Other income (expense):
Interest and other income	371,911	196,524	747,077	213,567
Interest and other expense	(108,537)	(14,124)	(137,437)	(797,962)

Total other income (expense)	263,374	182,400	609,640	(584,395)

Income (loss) before provision for income taxes	(3,586,354)	347,874	(7,000,528)	(1,032,049)
Provision for income taxes	—	19,742	—	29,037

Net income (loss)	(3,586,354)	328,132	(7,000,528)	(1,061,086)
Earnings (loss) per share:
Basic	($0.16)	$0.01	($0.31)	($0.06)

Diluted	($0.16)	$0.01	($0.31)	($0.06)

Weighted average shares outstanding:
Basic	22,650,672	22,069,581	22,617,964	17,970,929

Diluted	22,650,672	23,286,613	22,617,964	17,970,929

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AXESSTEL, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

ASSETS

	June 30, 2006	December 31, 2005
Current assets:
Cash and cash equivalents	$5,778,649	$9,161,502
Accounts receivable	18,073,500	13,696,081
Deferred tax assets Inventory	3,030,191	3,314,019
Deferred tax assets Assets held for sale	960,000	—
Prepayments and other current assets	1,268,770	1,749,139

Total current assets	29,111,110	27,920,741
Property and equipment, net	1,917,189	3,709,351
Other assets:
License, net	3,255,492	3,674,592
Goodwill	385,564	385,564
Other, net	632,250	860,520

Total other assets	4,273,306	4,920,676

Total assets	$35,301,605	$36,550,768

LIABILITIES AND STOCKHOLDERS’ EQUITY
	June 30, 2006	December 31, 2005
Current liabilities:
Accounts payable	$13,107,061	$8,610,622
Bank financing	4,707,083	7,239,000
Customer advances	1,128,004	—
Accrued royalties	1,161,481	569,561
Accrued warranties	634,000	558,400
Accrued expenses and other current liabilities	2,592,358	1,611,910

Total current liabilities	23,329,987	18,589,493
Long-term liabilities:
Other long-term liabilities	3,040,000	2,500,000

Total long-term liabilities	3,040,000	2,500,000
Stockholders’ equity	8,931,618	15,461,275

Total liabilities and stockholders’ equity	$35,301,605	$36,550,768

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